                                                                      EXHIBIT 21
For the year ended December 31, 1995

      Subsidiary Name                 State of Incorporation
      Cleancoal Terminal Company           Delaware
      Criterion Coal Company               Delaware
      Deane Processing Company             Delaware
      Eastern Coal & Coke Company          Pennsylvania
      ECC Leasing Corp.                    Delaware
      Kentucky Criterion Coal Company      Delaware
      Mountain Electric, Inc.              Delaware
      Pine Branch Mining Co.               Delaware
      Roda-Dendron Coal Company            Delaware
      Triport Tool Corporation             Delaware
      WEI - Fort Lupton, Inc.              Delaware
      WEI - Indiana, Inc.                  Delaware
      WEI - Rensselaer, Inc.               Delaware
      WEI - Roanoke Valley, Inc.           Delaware
      Westmoreland Coal Company            Delaware
      Westmoreland Coal Sales Company      Delaware
      Westmoreland Energy, Inc.            Delaware
      Westmoreland Resources, Inc.         Delaware
      Westmoreland Terminal Company        Delaware
      Westmoreland - Altavista, Inc.       Delaware
      Westmoreland - Buena Vista, Inc.     Delaware
      Westmoreland - Corona, Inc.          Delaware
      Westmoreland - Covington, Inc.       Delaware
      Westmoreland - Fort Drum, Inc.       Delaware
      Westmoreland - Franklin, Inc.        Delaware
      Westmoreland - Greeley, Inc.         Delaware
      Westmoreland - Hopewell, Inc.        Delaware
      Westmoreland - Metro East, Inc.      Delaware